UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Kronos Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing consists of a communication, including an FAQ, sent to employees of Kronos Incorporated (“Kronos” or the “Company”) by Aron J. Ain, Kronos’ Chief Executive Officer, regarding the proposed merger.

March 23, 2007

Hello Everyone,

Today we are pleased to announce some very important and exciting news relating to the future of our company, our customers, and our employees – Kronos has signed a definitive agreement to be acquired by funds affiliated with Hellman & Friedman LLC (H&F) and JMI Equity (JMI). H&F is a leading global private equity firm with tremendous capital resources, significant expertise in software and technology, and a proven track record of building leading global companies. Most important, H&F is an organization that shares Kronos’ focus on growth, our passion to deliver value to customers, and our commitment to innovation. Ultimately, we believe that our partnership with H&F will enable us to more aggressively drive our global and talent management expansion initiatives, thereby accelerating our ability to become the first billion dollar company exclusively focused on human capital management. With this transaction Kronos will transition from a public company to a privately-owned one. We firmly believe that this change is in the best interest of our current shareholders, customers and employees, and that it affirms Kronos’ tremendous value and the exciting growth opportunities in front of us.

As indicated in today’s press release, Kronos shareholders will receive $55.00 in cash for each share of Kronos common stock, in a transaction valued at approximately $1.8 billion. This agreement represents the culmination of a thorough review of our strategic alternatives to drive Kronos’ long-term growth. Our Board of Directors has approved the merger agreement and has unanimously resolved to recommend that Kronos’ shareholders endorse this transaction. In addition to shareholder approval, this transaction is subject to other required regulatory approvals. As such, we anticipate that it will be completed in the fourth quarter of fiscal 2007.

As you know, our organization has been focused on executing a comprehensive strategy designed to fuel our long-term growth. While we have made tremendous strides, we still have a great deal left to do to capitalize on the vast opportunities ahead of us. We believe our new partnership with H&F will provide us with the financial freedom to realize our vision for the future of our company. We expect that all of us will continue to work as hard as ever. However, this transaction will give us the operating flexibility to make the right long-term decisions without the quarter-to-quarter pressure to deliver near-term earnings that often restricts publicly-held companies. Our long-term strategy will not change. We will continue to aggressively execute our plans to extend our leadership in workforce management, expand globally, and become a leader in talent management. As Kronos has been doing successfully for almost 30 years, we will continue to focus on providing the high-level of service that our customers have become accustomed to and we will not waver in our commitment to deliver leading-edge solutions.

It’s important to note that in the future weeks and months leading up to formal closing of this transaction, it is critical that we remain focused and operate solely in the best interest of Kronos and its current shareholders. After the close and change of ownership, we will operate independently as a private company and continue to execute on our game winning strategy.

I can understand that these changes will produce many questions. But I assure you that I, the management team, and our new partner are committed to the continued growth and success of our company. We will be holding a number of scheduled meetings and teleconferences around the world over the coming weeks to share more news about this exciting event. In addition, please review the attached FAQ document for further information.

On behalf of the management team, I want to thank each and every one of you for your ongoing commitment and support. I attribute our many years of success to all of you. Kronos is remarkably fortunate to have great employees who come together day after day, who work so hard and share a single-minded focus on customer satisfaction and an overriding desire to succeed. This transaction is an endorsement of the quality of the people of Kronos, and you should be very proud of what we have achieved together. Thank you for all that you’ve contributed.

Best regards,

Aron

What does today’s announcement mean?

The investor group led by Hellman & Friedman (H&F) has agreed to acquire Kronos. The Kronos Board of Directors unanimously supports and believes the transaction is fair and in the best interests of our shareholders. The acquisition will be an all cash deal in which $55.00 per share will be paid to shareholders upon closing which is anticipated to occur in our fiscal fourth quarter. Once this transaction is complete, Kronos will become a privately-owned company. It is anticipated that Kronos will continue to operate substantially as it does today, however simply as one of H&F’s portfolio companies. It is very important to note that H&F is an “owner,” not “operator.”

Who is Hellman & Friedman?

Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including financial services, professional services, asset management, software and information, media and energy. Since its founding in 1984, the Firm has raised and, through its affiliated funds, managed over $16 billion of committed capital. Recent investments include: Activant Solutions Inc., Artisan Partners Limited Partnership, DoubleClick, Inc., GeoVera Insurance Group Holdings, Ltd., Intergraph Corporation, LPL Holdings, Inc., Mondrian Investment Partners, Ltd., The Nasdaq Stock Market, Inc. (NDAQ), Texas Genco LLC, Vertafore, Inc. and VNU N.V. For more information, visit www.hf.com.

Why did H&F purchase Kronos?

H&F decided to purchase Kronos because they believe in and support our strategy to grow to $1 billion and beyond. They valued:

•	Our industry leadership position in Workforce Management

•	The progress we have made toward becoming a global company

•	Our unique and industry leading Talent Management solution

•	Our exceptional employee talent, tenure and domain knowledge

•	Our long track record of consistent growth and profitability

•	Our experienced management team

Was the business in trouble?

Absolutely not. Our performance over the past several years and the past several quarters has been very strong. Our strong and consistent performance is a critical reason H&F decided to purchase Kronos.

What happens next?

In the coming weeks, Kronos will file a preliminary proxy statement with the SEC. This statement will contain information about the transaction and will be available to the public. Once the SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to shareholders. Following the mailing of the definitive proxy statement, shareholders will vote on the transaction. If the merger agreement is adopted, and all closing conditions are met, the transaction can be closed.

What is the voting requirement by shareholders to approve the transaction?

Two-thirds of the shares outstanding must vote to adopt the merger agreement.

What happens between now and close?

Between now and closing nothing will change from a business standpoint. We will operate the business as usual as a publicly-traded company. We need to continue to remain focused on operating solely in the best interest of Kronos and its current shareholders.

Is H&F acquiring the entire company or just a portion of it?

H&F will be acquiring the entire company.

Will sell-offs or spin-offs of company assets be part of this transaction?

The terms of the merger agreement do not require any asset sales or spin-offs.

Why do we have to take this action when our company has performed so well and what assurances do you have that H&F will support our strategies/initiatives?

H&F has a long-term view toward growing the businesses in which it invests. H&F has an excellent track record of working in partnership with management teams to build great companies. H&F believes that Kronos has excellent prospects for continued technology leadership and operational improvement and looks forward to partnering with the Kronos team to help realize the company’s attractive market opportunities.

What is H&F’s vision for Kronos?

Our vision and mission will not change. H&F is committed to supporting management in its successful efforts to grow through focus on product innovation and customer satisfaction. Additionally, H&F will encourage the company to continue pursuing strategic acquisitions, grow as a global company, and expand in the area of talent management.

Will the current management team remain in place after the transaction closes?

H&F is very excited to support and work with the company’s current management team. Obviously, Kronos cannot guarantee that changes will not occur as a normal course of business. We remain committed to ensuring that we have the requisite skills and talent necessary to achieve our corporate objectives. Any changes that take place will be the result of the natural evolution of the business—not as a result of this transaction.

Will there be a restructuring prior to the close of the transaction?

We do not anticipate any significant restructurings at this time.

What will H&F’s day-to-day roles be?

Management will continue to guide the company on a day-to-day basis. H&F will be represented on the Board of Directors and will work with senior management to determine other opportunities in which H&F resources can help drive value creation. It is very important to note that H&F is an “owner,” not “operator.”

What type of interaction will we have with H&F prior to the close of the transaction?

Subject to the limitations of the law, during the next few months H&F will want to spend more time getting to know our people as well as further understanding our business. We anticipate that senior managers will be meeting with management from H&F in order to help them better understand the organizational structure and roles of each group.

What does this do to my role within the company? Will there be layoffs as a result of the acquisition?

Overall, retention and employee satisfaction are very important to H&F. However, in switching from a public company to a private company certain functions require less investment than others. The terms of the merger agreement do not call for the elimination of any positions. Other than creating efficiencies in certain functional areas, staffing will remain generally the same.

What opportunities will this transaction create?

We believe this partnership provides us a greater degree of freedom and flexibility to build a growth-oriented future for our company and realign people and capital for deployment in a manner that best drives our business forward.

What does this transaction mean for customers/partners?

As a customer/partner, the ownership of the company should have little to no impact on the services we take pride in providing. It simply means that instead of having thousands of shareholders we will now have a few and we will no longer be a publicly-traded company. It also means that Kronos will be solely focused on providing solutions to better help our clients achieve more profitable results.

This has no impact on the product roadmap. H&F is acquiring Kronos because it believes in the industry and the company and is committed to ensuring that Kronos continues to grow while maintaining an excellent level of customer service. Through a great deal of time spent with Kronos’ senior management team in connection with their diligence review of the company, H&F has come to appreciate and support the company’s product vision and roadmap.

When will customers be notified?

Customers will receive a letter describing the transaction in the next couple of days. In addition, there is a plan in place to contact key customers and vendors/partners. Managers can provide you with additional information about this.

Will all offices remain open after the transaction closes?

Yes.

What happens to Kronos’ benefit plan after the close?

There are no planned changes to Kronos’ benefit plan as a result of this transaction.

Will my compensation change?

There is no current intention to modify compensation packages.

When will trading in Kronos stock end?

We currently anticipate that public trading in Kronos stock will be suspended on the closing date of the transaction. Following the closing, Kronos’ common stock will be de listed from the NASDAQ Stock Market and de registered under the Securities Exchange Act of 1934, as amended.

How does the merger affect my vested stock options?

Your rights have not changed with regard to your vested options – you are free to exercise any vested options in accordance with your option grant. However, if you are currently on the quarterly blackout list, please consult our blackout policy prior to taking action

How does the merger affect my unvested stock options?

The Board has decided to modify the option grants and vest all unvested options immediately prior to the closing of the merger. You will be paid the difference between your exercise price and the merger consideration. All merger option payments will be made through the company payroll, less applicable withholding taxes.

Will employees be able to exercise their stock options between sign and close?

Yes.

How does this merger affect my restricted stock units?

If the transaction is completed, your unvested restricted stock units will vest immediately prior to the closing of the merger. You will be paid an amount in cash equal to the product of (A) the number of shares previously subject to your restricted stock unit and (B) $55.00, plus the value of any deemed dividend equivalents accrued but unpaid with respect to your restricted stock units. All merger consideration payments for your unvested restricted stock units will be made through the company payroll, less applicable withholding taxes.

Do I need to do anything to receive the $55.00 per share or will these shares be automatically converted to cash?

No, you do not need to take any action. Each share of Kronos common stock held as of the closing date of the transaction shall be automatically converted into the right to receive an amount in cash equal to $55.00 per share. We will provide you with specific instructions on how to redeem your Kronos shares for cash with the exchange agent in the near future.

Will Kronos still offer the ESPP for the next purchase period?

No. We will follow up with you shortly in terms of what you can expect with regard to your current plan contributions.

Will there be anything to replace the ESPP?

At this time, there are no current plans to replace the ESPP.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kronos plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the merger. The Proxy Statement will contain important information about Kronos, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Kronos through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Kronos by contacting Kronos Investor Relations at 978-250-9800.

Kronos and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement. Information regarding Kronos’ directors and executive officers is contained in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006 and its proxy statement dated January 19, 2007, which are filed with the SEC. As of February 28, 2007, Kronos’ directors and executive officers beneficially owned approximately 1,187,844 shares, or 3.6%, of Kronos’ common stock. You can obtain free copies of these documents from Kronos using the contact information set forth above. Additional information regarding interests of such participants will be included in the Proxy Statement that will be filed with the SEC and available free of charge as indicated above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this filing regarding the proposed transaction between Hellman & Friedman and Kronos, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Hellman & Friedman or Kronos management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to: the ability of Kronos to obtain shareholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the Quarter ended December 30, 2006. Kronos disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.